Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-277662) of AEP Transmission Company, LLC of our report dated February 12, 2026 relating to the financial statements and financial statement schedule of AEP Transmission Company, LLC, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
February 12, 2026